                                               Filed pursuant to Rule 424(b)(2)
                                               Registration No. 333-47179

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED APRIL 9, 1998)

                                 [MBNA LOGO]

                                $2,250,000,000

                               MBNA CORPORATION

SENIOR MEDIUM-TERM NOTES, SERIES D AND SUBORDINATED MEDIUM-TERM NOTES, SERIES D
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                         ------------------------------
    MBNA Corporation, a Maryland corporation (the "Company"), may offer from time to time up to $2,250,000,000 aggregate principal amount (or the equivalent thereof in foreign currencies or foreign currency units) of its Senior Medium-Term Notes, Series D (the "Senior Notes") and Subordinated Medium-Term Notes, Series D (the "Subordinated Notes" and, together with the Senior Notes, the "Notes"), subject to reduction from time to time after the date hereof at the option of the Company, including as a result of the sale of other Debt Securities (as defined in the accompanying Prospectus) of the Company under the Prospectus to which this Prospectus Supplement relates. Each Note will mature nine months or more from its date of issue, on a date selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the registered holder thereof prior to its maturity. The Subordinated Notes will be subordinated to all Senior Indebtedness and Other Financial Obligations of the Company (as defined under "Description of Debt Securities -- Subordination of Subordinated Debt Securities" in the accompanying Prospectus). At December 31, 1997, the aggregate principal amount of Senior Indebtedness of the Company outstanding was approximately $1.6 billion and the aggregate principal amount of all other indebtedness of the Company outstanding was approximately $566.3 million. Each note will be denominated in U.S. dollars or in other currencies or currency units (each, a "Specified Currency") as set forth in the applicable Pricing Supplement. See "Important Currency Information" and "Foreign Currency Risks" in this Prospectus Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to a sinking fund.

                                                  (cover continued on next page)
                         ------------------------------
 THE NOTES ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR
    SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
               CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY.
                         ------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY
      SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

================================================================================================================================
                                       PRICE TO                 AGENTS' COMMISSION                      PROCEEDS TO
                                      PUBLIC(1)                   OR DISCOUNT(2)                       COMPANY(2)(3)
--------------------------------------------------------------------------------------------------------------------------------
Per Note.....................            100%                     .125% - .750%                      99.875% - 99.250%
--------------------------------------------------------------------------------------------------------------------------------
Total........................       $2,250,000,000           $2,812,500 - $16,875,000         $2,247,187,500 - $2,233,125,000
================================================================================================================================

(1) Unless otherwise indicated in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.
(2) The Company will pay Lehman Brothers Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Brothers Inc as agents (each, an "Agent" and, collectively, the "Agents"), a commission, in the form of a discount, ranging from .125% to .750% of the principal amount of any Note, depending upon its maturity, sold through such Agent, unless the Company and such agent shall otherwise agree. Any Agent, acting as principal, may also purchase Notes at a discount for resale at prices related to market prices at the time of resale. No commission will be payable on any Note sold directly by the Company. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting expenses payable by the Company estimated at $500,000.
                         ------------------------------
    The Notes are being offered on a continuous basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company has reserved the right to sell Notes to any Agent, acting as principal, for resale to investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. The Company also may sell the Notes directly to investors on its own behalf. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be listed on any securities exchange, and there can be no assurance that the Notes will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or the Agent that solicits any offer to purchase Notes may reject any offer in whole or in part. See "Plan of Distribution" in this Prospectus Supplement.
                         ------------------------------
LEHMAN BROTHERS
         BEAR, STEARNS & CO. INC.
                  CHASE SECURITIES INC.
                           CREDIT SUISSE FIRST BOSTON
                                   GOLDMAN, SACHS & CO.
                                          MERRILL LYNCH & CO.
                                                J.P. MORGAN & CO.
                                                      SALOMON SMITH BARNEY
April 9, 1998

(continued from previous page)

     The priority of payment, interest rate or interest rate formula, and initial interest rate (the "Initial Interest Rate") for each Note will be established by the Company at the date of issuance of such Note and will be set forth in the applicable Pricing Supplement. Interest rates and interest rate formulae are subject to change by the Company, but no such change will affect the interest rate or interest rate formula for any Note theretofore issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable at maturity, or at a floating rate as set forth therein and specified in the applicable Pricing Supplement (a "Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note other than an Amortizing Note will accrue from its date of issue and will be payable semiannually on each February 15 and August 15 and at maturity. Interest on each Floating Rate Note will accrue from its date of issue and will be payable on the dates set forth therein and in the applicable Pricing Supplement. The principal amount payable at maturity and/or the interest payable on each Note may also be determined by reference to the relationship between two or more specified currencies, by reference to one or more equity or other indices and/or formulae or the price of one or more specified commodities or by such other methods as may be described in the applicable Pricing Supplement (an "Indexed Note," which term includes any "Currency Indexed Note" (as defined herein)).

     The Notes will be issued in fully registered, certificated form (each, a "Certificated Note") or book-entry form (each, a "Book-Entry Note") and, unless otherwise specified in the applicable Pricing Supplement, in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. Ownership interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company ("DTC"), as Depositary, and its participants. Owners of beneficial interests in Book-Entry Notes will be entitled to physical delivery of Certificated Notes only under the limited circumstances described herein. See "Description of Notes -- Book-Entry Notes" in this Prospectus Supplement and "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus.
                         ------------------------------

IN CONNECTION WITH CERTAIN OFFERS OR SALES OF NOTES, CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE BIDS OR PURCHASES FOR THE PURPOSE OF PEGGING, FIXING OR MAINTAINING THE PRICE OF THE NOTES, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                                  THE COMPANY

     The Company is a registered bank holding company incorporated under the laws of Maryland in 1990. It is the parent corporation of MBNA America Bank, National Association (the "Bank"), a national bank organized in January 1991, as the successor to a national bank organized in 1982.

     The Company generates interest and other income through finance charges assessed on outstanding loan receivables, interchange income, credit card fees, securitization income, and interest earned on investment securities and money market instruments. The Company's primary costs are the costs of funding its loan receivables and investment securities, which include interest paid on deposits, short-term borrowings, and long-term debt and bank notes; credit losses; royalties paid to affinity groups and financial institutions; business development and operating expenses; and income taxes.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities, the Senior Indenture and the Subordinated Indenture described in the accompanying Prospectus, to which description reference is hereby made. The following description of the Notes will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Capitalized terms used below that are not defined herein have the meanings specified in the accompanying Prospectus or in the Senior Indenture or the Subordinated Indenture, as appropriate.

GENERAL

     The Notes will be limited in aggregate principal amount to $2,250,000,000, or the equivalent thereof in foreign currencies or currency units, subject to reduction under certain circumstances as a result of the sale of other Debt Securities of the Company under the accompanying Prospectus. The Company may from time to time authorize an increase in the aggregate principal amount of Notes to be sold, which Notes will constitute a part of the same two series as the Notes offered hereby. In the case of Original Issue Discount Notes (as defined below), such limit will be determined by reference to the aggregate gross proceeds to the Company. The Notes will be either Senior Debt Securities or Subordinated Debt Securities of the Company, as set forth in the applicable Pricing Supplement. The Senior Notes, which will constitute a single series of Senior Debt Securities, and the Subordinated Notes, which will constitute a single series of Subordinated Debt Securities, will be issued under a Senior Indenture and a Subordinated Indenture, respectively (each, an "Indenture"), which are more fully described in the accompanying Prospectus. The Trustee for the Senior Notes is Bankers Trust Company and the Trustee for the Subordinated Notes is Harris Trust and Savings Bank. The following summaries of certain provisions of the Senior Indenture and the Subordinated Indenture do not purport to be complete, and are subject to, and qualified in their entirety by reference to, all of the provisions of each such Indenture.

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company.

     The Senior Notes will rank on a parity with all other unsecured and unsubordinated obligations of the Company. The Subordinated Notes will be unsecured and will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness and Other Financial Obligations of the Company. There is no limitation on the amount of other indebtedness, including Senior Indebtedness, that may be issued by the Company or any of its Subsidiaries. At December 31, 1997, the aggregate principal amount of Senior Indebtedness outstanding was approximately $1.6 billion and the aggregate principal amount of all other indebtedness of the Company outstanding was approximately $566.3 million. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations.

     The Notes will be offered on a continuing basis and each Note will mature nine months or more from its date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holder prior to Stated Maturity (as defined below) as described under "-- Redemption and Repayment." Each Note will be denominated in U.S. dollars or in such other Specified Currency as is indicated in the applicable Pricing Supplement. Each Note will be either (i) a Fixed Rate Note, which may bear interest at a rate of zero in the case of a Note issued at an Issue Price (as defined below) representing a discount from the principal amount payable at Stated Maturity (a "Zero-Coupon Note"), or (ii) a Floating Rate Note which will bear interest at a rate determined by reference to the interest rate basis or combination of interest rate bases (the "Base Rate") indicated in the applicable Pricing Supplement, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note in fully registered form without coupons. Except as set forth below under "-- Book-Entry Notes," Book-Entry Notes will not be issuable in certificated form.

     Unless otherwise specified in an applicable Pricing Supplement, Notes denominated in U.S. dollars will be issuable in denominations of $100,000 and integral multiples of $1,000 in excess thereof. Notes denominated in a Specified Currency other than U.S. dollars will be issued in authorized denominations that are equivalent, at the 11:00 A.M. buying rate in the City of New York for cable transfers in such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") on the first Business Day in the City of New York and the country issuing such currency (or, in the case of European Currency Units ("ECUs"), Brussels) next preceding the date on which the Company accepts the offer to purchase such Note, to $100,000 (rounded down to an integral multiple of 10,000 units of such Specified Currency) and integral multiples of 10,000 units of such Specified Currency in excess thereof. If any of the Notes are to be denominated in a Specified Currency other than U.S. dollars, or if the principal of and any premium or interest on any of the Notes not denominated in U.S. dollars is to be payable at the option of the Holder or the Company in U.S. dollars, the applicable Pricing Supplement will provide additional information, including applicable exchange rate information, pertaining to the terms of such Notes and other matters of interest to the Holders thereof.

     "Business Day" means, with respect to any particular location, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such location are authorized or obligated by law or executive order to close. "Market Day" means with respect to any Note, other than any LIBOR Note, any Business Day in the City of New York and, with respect to any LIBOR Note, any Business Day in the City of New York which is also a London Market Day. "London Market Day" means any day in which dealings in deposits in U.S. dollars are transacted in the London interbank market. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as indicated in the applicable Pricing Supplement.

     "Original Issue Discount Note" means a Note, including any Zero-Coupon Note, that has a stated redemption price at maturity that exceeds its Issue Price by at least 0.25% of its principal amount multiplied by the number of full years from the Original Issue Date (as defined below) to the Stated Maturity for such Note. See "Certain United States Federal Income Tax
Consequences -- Original Issue Discount" in this Prospectus Supplement.

     The Pricing Supplement relating to each Note will describe the following terms: (i) whether such Note is a Senior Note or a Subordinated Note; (ii) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including authorized denominations); (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date on which such Note will mature (the "Stated Maturity") and whether the Stated Maturity may be extended by the Company and, if so, the Extension Period and the Final Maturity Date (each as defined below);
(vi) whether such Note is a Fixed Rate Note or a Floating Rate Note; (vii) if such Note is a Fixed Rate Note, whether such Note is an Amortizing Note; (viii) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, any Interest Payment Date or Dates (as defined below) and, if so specified in the applicable Pricing Supplement, that such rate may be changed by the Company prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (ix) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Reset Period (as defined below), the Interest Payment Dates, the maximum interest rate, if any, the minimum interest rate, if any, the Spread, if any, the Spread Multiplier, if any (all as defined below), the Index Maturity, and any other terms relating to the particular method of calculating the interest rate for such Note and, if so specified in the applicable Pricing Supplement, that any such Spread and/or Spread Multiplier may be changed by the Company prior to the Stated Maturity and, if so, the basis or formula for such change, if any; (x) whether such Note is an Original Issue Discount Note and, if so, the yield to Stated Maturity; (xi) whether such Note may be redeemed at the option of the Company, or repaid at the option of the Holder, prior to Stated Maturity and, if so, the provisions relating to such redemption or repayment; (xii) whether such Note is an Extendible Note or a Renewable Note (each as defined below); (xiii) whether such Note is an Indexed Note; (xiv) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (xv) any other term of such Note not inconsistent with the provisions of the applicable Indenture.

     Certificated Notes may be presented for registration of transfer or exchange at the corporate trust office in the Borough of Manhattan, the City of New York (the "Corporate Trust Office"), of the appropriate Trustee. In the event Book-Entry Notes are issued through the facilities of DTC, transfers or exchanges of beneficial interests therein may be similarly effected through a participating member of DTC. See "-- Book-Entry Notes" in this Prospectus Supplement and "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus. No service charge will be made for any registration of transfer or exchange of Certificated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     With respect to Book-Entry Notes represented by a Global Note (as defined below), all references herein to "registered holders" or Holders are to DTC or its nominee, and not to owners of beneficial interests in such Notes, except as otherwise provided. See "-- Book-Entry Notes" in this Prospectus Supplement.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, payments of principal of and any premium and interest on all Notes will be made in U.S. dollars, provided, however, that payments of principal of and any premium and interest on Notes denominated in other than U.S. dollars will be made in the Specified Currency at the option of the Holders thereof under the procedures described below unless the Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, as described below.

     Interest, if any, will be payable on each date specified in the Note on which an installment of interest is due and payable (each, an "Interest Payment Date") and at Stated Maturity (or on the date of redemption or repayment if a
Note is redeemed or repaid prior to Stated Maturity) (such Stated Maturity or date of redemption or repayment, as the case may be, being collectively referred to as the "Maturity Date"). Interest payments, if any, will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be. However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, the interest payments will, unless otherwise specified in the applicable Pricing Supplement, include interest accrued only from but excluding the Regular Record Date (as defined below) through which interest has been paid (or from and including the Original Issue Date if no interest has been paid with respect to such Note) through and including the Regular Record Date next preceding the applicable Interest Payment Date, except that the interest payment on the Maturity Date will include interest accrued to but excluding such date. Interest payable on the Maturity Date will be payable to the person in whose name such Note is registered at the close of business on the immediately preceding Regular Record Date. If the Original Issue Date of a Note is between the Regular Record Date and the next succeeding Interest Payment Date, the first payment of interest thereon will be made on the Interest Payment Date following the next succeeding Regular Record Date to the Holder on such next Regular Record Date. The Regular Record Date with respect to a Floating Rate Note will be the fifteenth calendar day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

     Payments on Book-Entry Notes will be made to DTC or its nominee in accordance with the arrangements then in effect between the appropriate Trustee and DTC. With respect to Certificated Notes, unless otherwise specified in the applicable Pricing Supplement, payments of interest and, in the case of Amortizing Notes, principal and any premium on Notes (other than interest and, in the case of Amortizing Notes, principal and premium, if any, payable on the Maturity Date) will be made in U.S. dollars by mailing a check to the Holder at the address of such Holder appearing on the Security Register for the Notes on the applicable Regular Record Date, or by wire transfer to such account as may have been appropriately designated in writing no later than the applicable Regular Record Date by such person and maintained with a bank located in the United States. Notwithstanding the foregoing, a Holder of $10,000,000 or more in aggregate principal amount of Certificated Notes having the same Interest Payment Date shall be entitled to receive such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropriate payment instructions have been received in writing at the Corporate Trust Office of the appropriate Trustee no later than the applicable Regular Record Date. Payment of the principal of and any premium and interest due with respect to any Certificated Note on the Maturity Date to be made in U.S. dollars will be made in immediately available funds upon surrender of such Note at the Corporate Trust Office of the appropriate Trustee, provided that the Certificated Note is presented to such Trustee in time for such Trustee to make such payments in such funds in accordance with its normal procedures.

     If the Specified Currency for a Note is other than U.S. dollars, the Company will (unless otherwise specified in the applicable Pricing Supplement) appoint an agent (the "Exchange Rate Agent") to determine the exchange rate for converting all payments in respect of such Note into U.S. dollars in the manner described in the following paragraph. Notwithstanding the foregoing, the Holder of a Note denominated in a Specified Currency other than U.S. dollars may (if the applicable Pricing Supplement and the Note so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to the appropriate Trustee at its Corporate Trust Office not later than 15 calendar days prior to the applicable payment date. Such election will remain in effect until revoked by written notice to such Trustee received not later than 15 calendar days prior to the applicable date.

     In the case of a Note denominated in a Specified Currency other than U.S. dollars, unless the Holder has elected otherwise, payment in respect of such a Note shall be made in U.S. dollars on the basis of the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation for U.S. dollars received by such Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted), from three recognized foreign exchange dealers in the City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer, for settlement on such payment date, of the aggregate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Notes by deductions from such payments. If three such bid quotations are not available on the second Business Day preceding the applicable payment date, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, in which case payment will be made as described below.

     Unless otherwise specified in the applicable Pricing Supplement, a Holder of a Note denominated in a Specified Currency other than U.S. dollars may subsequent to the issuance thereof request that future payments be converted or not be converted, as the case may be, to U.S. dollars by transmitting a written request for such payments to the Corporate Trust Office of the appropriate Trustee on or prior to the Regular Record Date or at least 15 calendar days prior to the Maturity Date. Such request shall include appropriate payment instructions and shall be in writing (mailed or hand delivered) or by cable, telex or facsimile transmission. A Holder may elect to receive all future payments of principal and any premium and interest in either the Specified Currency or in U.S. dollars, as specified in the written request, and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the appropriate Trustee, but written notice of any such revocation must be received by such Trustee on or prior to the Regular Record Date or at least 15 calendar days prior to the Maturity Date. Holders whose Notes are to be held in the name of broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     In order for a Holder of a Note, either by the terms of the Note or pursuant to an election of such Holder, to receive payments of principal and any premium and interest in a Specified Currency other than U.S. dollars by wire transfer, such Holder must designate an appropriate account with a bank located in the country of the Specified Currency (or, with respect to Notes denominated in ECUs, Brussels) or other jurisdiction acceptable to the Company and the appropriate Trustee. Such designation shall be made by filing the appropriate information with the Corporate Trust Office of the appropriate Trustee on or prior to the Regular Record Date or at least 15 calendar days prior to the Maturity Date. Such Trustee will, subject to applicable laws and regulations and until it receives notice to the contrary, make such payment and all succeeding payments to such Holder of Notes by wire transfer to the designated account, provided that, in the case of payment of principal and any premium and interest due on the Maturity Date, the
Note is presented to the appropriate Trustee in time for such Trustee to make such payments in such funds in accordance with its normal procedures. If a payment cannot be made by wire transfer because the required information has not been received by such Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon such Trustee's receipt of such a designation, such payment will be made within 15 calendar days of such receipt. In connection with making all such payments, any tax, assessment or governmental charge imposed upon payments will be borne by the owners of Book-Entry Notes in respect of which payments are made.

     If the principal of and any premium or interest on any Note is payable in any currency other than U.S. dollars, and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled, but not required, to satisfy its obligations to Holders of Notes by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the last date such Specified Currency was available (the "Conversion Date"). Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute an Event of Default under either Indenture.

     If payment in respect of a Note is required to be made in any currency unit (e.g., ECU), and such currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, then the Company will be entitled, but not required, to make all payments in respect of such Note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Company or its agent on the following basis. The component currencies of the currency unit for this purpose (the "Component Currencies" or, individually, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the Conversion Date for such currency unit. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Company or such agent on the basis of the Market Exchange Rate for each such Component Currency that is available as of the third Business Day prior to the date on which the relevant payment is due and for each such Component Currency that is unavailable, if any, as of the Conversion Date for such Component Currency.

     If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of that currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

     All determinations referred to above made by the Company or its agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of Notes.

     Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of Debt Securities -- Events of Default," the amount of principal due and payable with respect to such Note shall be the Amortized Face Amount of such Note as of the date of such declaration. The "Amortized Face Amount" of an Original Issue Discount Note shall be an amount equal to the sum of (i) the aggregate principal amount of such Note multiplied by the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted U.S. bond yield computation principles) to such date of declaration, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from its date of issue at the annual rate or rates stated thereon and in the applicable Pricing Supplement. Payments of interest on any Fixed Rate Note with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Fixed Rate Notes may bear one or more annual rates of interest during the periods or under the circumstances specified therein and in the applicable Pricing Supplement. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. With respect to Fixed Rate Notes other than Amortizing Notes, unless otherwise specified in an applicable Pricing Supplement, the Interest Payment Dates will be February 15 and August 15 of each year, and the Regular Record Dates will be February 1 and August 1 of each year.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Market Day (and, in the case of any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, in the case of ECUs, Brussels)), the payment will be made on the next Market Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

FLOATING RATE NOTES

General

     Each Floating Rate Note will bear interest at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier. The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) the Federal Funds Effective Rate (a "Federal Funds Effective Rate Note"), (c) the CD Rate (a "CD Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note") or (g) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note.

     Each Floating Rate Note will bear interest from its date of issue to the first Interest Reset Date (as defined below) for such Note at the Initial Interest Rate set forth on the face thereof and in the applicable Pricing Supplement. Thereafter, the interest rate on each Floating Rate Note for each Reset Period (as defined below) will equal the interest rate calculated by reference to the Base Rate specified on the face thereof and in the applicable Pricing Supplement plus or minus a fixed percentage per annum (the "Spread"), if any, and/or times a fixed factor (the "Spread Multiplier"), if any. The Spread and/or Spread Multiplier for a Floating Rate Note may be subject to adjustment during a Reset Period under circumstances specified therein and in the applicable Pricing Supplement.

     The Company will appoint, and enter into an agreement with, an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent for each Floating Rate Note will be the appropriate Trustee.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such type of period being the "Reset Period" for such Note, and the first day of each Reset Period being an "Interest Reset Date"), as specified on the face thereof and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third

Wednesday of each March, June, September and December; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified on the face thereof and in the applicable Pricing Supplement; provided, however, that (i) the interest rate in effect from the Original Issue Date to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate shown on the face thereof and in the applicable Pricing Supplement, and (ii) the interest rate in effect for the ten days immediately prior to the Maturity Date of a Floating Rate Note will be that in effect on the tenth calendar day preceding such Maturity Date. If an Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a Market Day, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

     The interest rate for each Reset Period will be the rate determined by the Calculation Agent on or prior to the Calculation Date (as defined below) pertaining to such Reset Period by reference to the Interest Determination Date pertaining to such Reset Period. The Interest Determination Date pertaining to a Reset Period for each type of Floating Rate Note are as follows: the Interest Determination Date pertaining to a Reset Period for (a) a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), (b) a Federal Funds Effective Rate Note (the "Federal Funds Interest Determination Date"), (c) a CD Rate Note (the "CD Interest Determination Date"), or (d) a Prime Rate Note (the "Prime Rate Interest Determination Date") will be the second Market Day prior to the Interest Reset Date that commences such Reset Period. The Interest Determination Date pertaining to a Reset Period for a LIBOR Note (the "LIBOR Interest Determination Date") will be the second London Market Day prior to the Interest Reset Date that commences such Reset Period. The Interest Determination Date pertaining to a Reset Period for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which the Interest Reset Date that commences such Reset Period falls on which Treasury bills (as defined below) would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Reset Period commencing in the next succeeding week, and the Interest Reset Date for such week shall be the Tuesday of such week (or, if such Tuesday is not a Market Day, the next succeeding Market Day). If the auction for such week is held on any day of such week other than Monday, then such day shall be the Interest Determination Date and the Interest Reset Date for such week shall be the next succeeding Market Day. The "Calculation Date," where applicable, pertaining to a Reset Period shall be the earlier of (i) the tenth calendar day after the Interest Determination Date pertaining to such Reset Period or, if such day is not a Market Day the next succeeding Market Day or (ii) the Market Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Except as provided below or as otherwise specified in a Pricing Supplement, interest on Floating Rate Notes will be payable, in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified on the face thereof and in the applicable Pricing Supplement; in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes that reset semiannually, on the third Wednesday of each of two months of each year specified on the face thereof and in the applicable Pricing Supplement; and, in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month of each year specified on the face thereof and in the applicable Pricing Supplement (each such day, with respect to a Floating Rate Note, being an "Interest Payment Date").

     If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Market Day with respect to such Note (and, in the case of any Note denominated in other than U.S. dollars, a Business Day in the country issuing the Specified Currency (or, in the case of ECUs, Brussels)), such Interest Payment Date will be the following day that is a Market Day with respect to such Note, except that, in the case of a LIBOR Note, if such Market Day is in the next-succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Market Day with respect to such LIBOR Note. If the Maturity Date of any Floating Rate Note would fall on a day that is not a Market Day, the payment of interest and principal (and premium, if any) may be made on the next succeeding Market Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

     Each payment of interest on a Floating Rate Note will include interest accrued to but excluding the applicable Interest Payment Date; provided, however, that if such Note resets daily or weekly, interest payable on any Interest Payment Date, other than interest payable on any date on which principal for such Note is payable, will include interest accrued to and including the next preceding Regular Record Date. Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a Note by an accrued interest factor. This accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.876541%, or .09876541, being rounded down to 9.87654%, or .0987654, respectively, and 9.876545%, or
 .09876545, being rounded up to 9.87655%, or .0987655, respectively)) for each such day is computed by dividing the interest rate (expressed as a decimal rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Federal Funds Effective Rate Notes, CD Rate Notes, Prime Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     The Calculation Agent will, upon the request of the Holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Note.

     Any Floating Rate Note may also have either or both of the following: (i) a maximum numerical interest rate limitation, or ceiling, on the rate of interest that may accrue during any Reset Period and (ii) a minimum numerical interest rate limitation, or floor, on the rate of interest that may accrue during any Reset Period. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest per annum on a simple interest basis, subject to certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in an amount of $250,000 or more but less than $2,500,000 is 25%. This limit may not apply to Notes in which $2,500,000 or more has been invested.

Commercial Paper Rate Notes

     Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in such Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Commercial Paper Interest Determination Date, the Money Market Yield (calculated as described below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication by such Board of Governors ("H.15(519)") under the heading "Commercial Paper -- Nonfinancial." If such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate of commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If such rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Commercial Paper Interest Determination Date, then the Commercial Paper Rate for the Commercial Paper Interest Determination Date shall be calculated by the

Calculation Agent and shall be the Money Market Yield of the arithmetic mean (each as rounded to the nearest one hundred-thousandth of a percentage point) of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent for commercial paper having the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized securities rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Commercial Paper Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage, rounded to the nearest one hundred-thousandth of a percentage point, as described above under "-- General") calculated in accordance with the following formula:

                                     D X 360
                                ----------------
           Money Market Yield =   360 - (D X M)  X 100

where "D" refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Effective Rate Notes

     Each Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified in such Federal Funds Effective Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Effective Rate" means, with respect to any Federal Funds Interest Determination Date, the rate on such date for federal funds having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "Federal Funds" (Effective), or, if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, the Federal Funds Effective Rate will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Federal Funds Interest Determination Date, then the Federal Funds Effective Rate for such Federal Funds Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General") of the rates as of 11:00 A.M., New York City time, on such Federal Funds Interest Determination Date for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in the City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Effective Rate with respect to such Federal Funds Interest Determination Date will be the Federal Funds Effective Rate in effect on such Federal Funds Interest Determination Date.

CD Rate Notes

     Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in such CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any CD Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "CDs (Secondary Market)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such CD Interest Determination Date, the CD Rate will be the rate on such CD Interest

Determination Date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificates of Deposit." If such rate is not published in Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, then the CD Rate on such CD Interest Determination Date will be calculated by, the Calculation Agent and will be the arithmetic mean (each as rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General") of the secondary market offered rates as of the opening of business, New York City time, on such CD Interest Determination Date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in a denomination of $5,000,000; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate with respect to such CD Interest Determination Date will be the CD Rate in effect on such CD Interest Determination Date.

LIBOR Notes

     Each LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in such LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to a LIBOR Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, either: (a) the arithmetic mean of the offered rates for deposits in U.S. dollars of not less than $1,000,000 having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Market Day immediately following such LIBOR Interest Determination Date, that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR Reuters"), or (b) the rate for deposits in U.S. dollars of not less than $1,000,000 having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Market Day immediately following such LIBOR Interest Determination Date, that appears on the Telerate Page 3750 as of 11:00 A.M., London time, on such LIBOR Interest Determination Date ("LIBOR Telerate"). "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks). "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace page "3750" on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Reuters had been specified. If two or more offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General") of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page, as specified in (i)(a) above, or on which no rate appears on Telerate Page 3750, as specified in (i)(b) above, as applicable, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at approximately 11:00 A.M., London time, on such LIBOR Interest Determina-tion Date by four major banks in the London interbank market selected, after consultation with the Company, by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market commencing on the second London Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General") of such quotations. If fewer than two quotations are provided, LIBOR in respect of such LIBOR Interest Determination Date will be the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General") of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in the City of New York selected, after consultation with the Company, by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks in the City of New York selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

Prime Rate Notes

     Each Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if
any) specified in such Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Prime Rate Interest Determination Date, the rate published in H.15(519) for such date under the heading "Bank Prime Loan." If such rate is not published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be the arithmetic mean, determined by the Calculation Agent, of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME 1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean, determined by the Calculation Agent, of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by 360) as of the close of business on such Prime Rate Interest Determination Date by three major banks in the City of New York selected by the Calculation Agent after consultation with the Company; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date. "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes

     Each Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any) specified in such Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Treasury Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills -- auction average (investment)" or, if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Treasury Interest Determination Date, then the Treasury Rate shall be the auction average rate (expressed as a bond equivalent, rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General," on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the specified Index Maturity are not published or otherwise announced as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week (or on the preceding Friday, if applicable), then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, as described above under "-- General," on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers selected, after consultation with the Company, by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned above, the Treasury Rate with respect to such Treasury Interest Determination Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

INDEXED NOTES

     Indexed Notes may be issued with the principal amount payable at maturity and/or interest to be paid thereon to be determined with reference to the exchange rate of a specified currency relative to an index (the "Currency Index"), each as set forth in an applicable Pricing Supplement ("Currency Indexed Notes"). Holders of such Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of the Indexed Notes depending upon the relative value at maturity of the Specified Currency compared to the Currency Index. Information as to the method for determining the principal amount payable at maturity (or upon redemption or repayment, if applicable), the relative value of the Specified Currency compared to the applicable Currency Index and certain additional risks and tax considerations associated with an investment in Indexed Notes will be set forth in the applicable Pricing Supplement. See "Foreign Currency Risks" in this Prospectus Supplement.

     The Notes also may be issued as Indexed Notes, other than Currency Indexed Notes, the principal amount payable at maturity and/or the interest thereon of which may be determined by reference to one or more equity or other indices and/or formulae or the price of one or more specified commodities or by such other methods or formulae as may be specified by the Company in the applicable Pricing Supplement. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable and the amount of principal payable on the Maturity Date in respect of such an Indexed Note will be determined, certain special tax consequences to Holders of such Indexed Note, certain risks associated with an investment in such Indexed Note and other information relating to such Indexed Note.

     AN INVESTMENT IN NOTES INDEXED, AS TO PRINCIPAL OR INTEREST OR BOTH, TO ONE OR MORE VALUES OF CURRENCIES (INCLUDING EXCHANGE RATES BETWEEN CURRENCIES), COMMODITIES OR INTEREST RATE INDICES ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH SIMILAR INVESTMENTS IN A CONVENTIONAL FIXED-RATE DEBT SECURITY. IF THE INTEREST RATE OF SUCH A NOTE IS SO INDEXED, IT MAY RESULT IN AN INTEREST RATE THAT IS LESS THAN THAT PAYABLE ON A CONVENTIONAL FIXED-RATE DEBT SECURITY ISSUED AT THE SAME TIME, INCLUDING THE POSSIBILITY THAT NO INTEREST WILL BE PAID, AND, IF THE PRINCIPAL AMOUNT OF SUCH A NOTE IS SO INDEXED, THE PRINCIPAL AMOUNT PAYABLE AT STATED MATURITY MAY BE LESS THAN THE ORIGINAL PURCHASE PRICE OF SUCH NOTE IF ALLOWED PURSUANT TO THE TERMS OF SUCH NOTE, INCLUDING THE POSSIBILITY THAT NO PRINCIPAL WILL BE PAID. THE SECONDARY MARKET FOR SUCH NOTES WILL BE AFFECTED BY A NUMBER OF FACTORS, INDEPENDENT OF THE CREDITWORTHINESS OF THE COMPANY AND THE VALUE OF THE APPLICABLE CURRENCY, INCLUDING THE VOLATILITY OF THE APPLICABLE CURRENCY, COMMODITY OR INTEREST RATE INDEX, THE TIME REMAINING TO THE STATED MATURITY OF SUCH NOTES, THE AMOUNT OUTSTANDING OF SUCH NOTES AND MARKET INTEREST

RATES. THE VALUE OF THE APPLICABLE CURRENCY, COMMODITY OR INTEREST RATE INDEX DEPENDS ON A NUMBER OF INTERRELATED FACTORS, INCLUDING ECONOMIC, FINANCIAL AND POLITICAL EVENTS, OVER WHICH THE COMPANY HAS NO CONTROL. ADDITIONALLY, IF THE FORMULA USED TO DETERMINE THE PRINCIPAL AMOUNT OR INTEREST PAYABLE WITH RESPECT TO SUCH NOTES CONTAINS A MULTIPLE OR LEVERAGE FACTOR, THE EFFECT OF ANY CHANGE IN THE APPLICABLE CURRENCY, COMMODITY OR INTEREST RATE INDEX MAY BE INCREASED. THE HISTORICAL EXPERIENCE OF THE RELEVANT CURRENCIES, COMMODITIES OR INTEREST RATE INDICES SHOULD NOT BE TAKEN AS AN INDICATION OF FUTURE PERFORMANCE OF SUCH CURRENCIES, COMMODITIES OR INTEREST RATE INDICES DURING THE TERM OF ANY NOTE. THE CREDIT RATINGS ASSIGNED TO THE COMPANY'S MEDIUM-TERM NOTE PROGRAM ARE A REFLECTION OF THE COMPANY'S CREDIT STATUS AND IN NO WAY ARE A REFLECTION OF THE POTENTIAL IMPACT OF THE FACTORS DISCUSSED ABOVE, OR ANY OTHER FACTORS, ON THE MARKET VALUE OF THE NOTES. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES AND THE SUITABILITY OF SUCH NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

AMORTIZING NOTES

     The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments of principal and interest on Amortizing Notes, which are securities for which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each February 15, May 15, August 15 and November 15 or semiannually on each February 15 and August 15, and on the Maturity Date, unless otherwise specified in an applicable Pricing Supplement. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth in such Notes.

ORIGINAL ISSUE DISCOUNT NOTES

     The Company may from time to time offer Original Issue Discount Notes. In such case, the applicable Pricing Supplement will provide that Holders of such Notes will not receive periodic payments of interest.

     Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Original Issue Discount Note, the amount payable on such Note on a Maturity Date prior to its Stated Maturity shall be the Amortized Face Amount of such Note as of such Maturity Date. The "Amortized Face Amount" of an Original Issue Discount Note shall be an amount equal to (i) the Issue Price set forth in the applicable Pricing Supplement plus (ii) that portion of the difference between the Issue Price and the principal amount of such Original Issue Discount Note that has accrued at the yield to Stated Maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) by such Maturity Date, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

INTEREST RATE RESET

     If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option and, if so, (i) the date or dates on which such interest rate or such Spread and/or Spread Multiplier, as the case may be, may be reset (each, an Optional Reset Date) and (ii) the basis or formula, if any, for such resetting.

     The Company may exercise such option with respect to a Note by notifying the appropriate Trustee of such exercise at least 45 but not more than 60 calendar days prior to an Optional Reset Date for such Note. Not later than 40 calendar days prior to such Optional Reset Date, the appropriate Trustee will mail to the Holder of such Note a notice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, and/or the Spread or Spread

Multiplier, in the case of a Floating Rate Note, (ii) such new interest rate or such new Spread and/or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity of such Note (each such period, a "Subsequent Interest Period"), including the date or dates on which, or the period or periods during which, and the price or prices at which, such redemption may occur during such Subsequent Interest Period.

     Notwithstanding the foregoing, not later than 20 calendar days prior to an Optional Reset Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by mailing or causing the appropriate Trustee to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread and/or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note.

     If the Company elects to reset the interest rate or the Spread and/or Spread Multiplier of a Note, the Holder of such Note will have the option to elect repayment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the Holder thereof must follow the procedures set forth below under "-- Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the appropriate Trustee shall be at least 25 but not more than 35 calendar days prior to such Optional Reset Date, and except that a Holder who has tendered a Note for repayment pursuant to a Reset Notice may, by written notice to the appropriate Trustee, revoke any such tender for repayment until the close of business on the tenth calendar day prior to such Optional Reset Date.

EXTENSION OF MATURITY

     If the Company has the option to extend the Stated Maturity of any Note for one or more whole year periods (each, an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in the Pricing Supplement applicable to such Note (an "Extendible Note"), such Pricing Supplement will indicate such option and the basis or formula, if any, for setting the interest rate or the Spread and/or Spread Multiplier, as the case may be, applicable to any such Extension Period.

     The Company may exercise such option with respect to an Extendible Note by notifying the appropriate Trustee of such exercise at least 30 but not more than 60 calendar days prior to the Stated Maturity of such Extendible Note in effect prior to the exercise of such option (the "Original Stated Maturity"). No later than 20 calendar days prior to the Original Stated Maturity, the appropriate Trustee will mail to the Holder of such Extendible Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Company to extend the Stated Maturity of such Extendible Note, (ii) the new Stated Maturity, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, or the period or periods during which, and the price or prices at which, such redemption may occur during the Extension Period. Upon the mailing by the appropriate Trustee of an Extension Notice to the Holder of an Extendible Note, the Stated Maturity of such Extendible Note shall be extended automatically as set forth in the Extension Notice and, except as modified by the Extension Notice and as described in the next paragraph, such Extendible Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 calendar days prior to the Original Stated Maturity for an Extendible Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the

Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the appropriate Trustee to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class, postage prepaid, to the Holder of such Extendible Note. Such notice shall be irrevocable. All Extendible Notes with respect to which the Stated Maturity is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

     If the Company elects to extend the Stated Maturity of an Extendible Note, the Holder of such Extendible Note will have the option to elect repayment of such Extendible Note by the Company at the Original Stated Maturity at a price equal to the principal amount thereof plus any accrued interest to such date. In order for an Extendible Note to be so repaid on the Original Stated Maturity, the Holder thereof must follow the procedures set forth below under "-- Redemption and Repayment" for optional repayment, except that the period for delivery of such Extendible Note or notification to the appropriate Trustee shall be at least 25 but not more than 35 calendar days prior to the Original Stated Maturity, and except that a Holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the appropriate Trustee, revoke any such tender for repayment until the close of business on the tenth calendar day prior to the Original Stated Maturity.

RENEWABLE NOTES

     The Company may from time to time offer Notes which will mature on an Interest Payment Date specified in the Pricing Supplement applicable to such Notes occurring in or prior to the twelfth month following the Original Issue Date of such Notes (the "Initial Maturity Date"), unless the maturity of all or any portion of any such Note (a "Renewable Note") is extended in accordance with the procedures described below.

     On the Interest Payment Date occurring in the sixth month (unless a different interval (the "Special Election Interval") is specified in the applicable Pricing Supplement) prior to the Initial Maturity Date of a Renewable Note (the "Initial Maturity Extension Date") and on the Interest Payment Date occurring in each sixth month (or the last month of each Special Election Interval) after such Initial Maturity Extension Date (each, together with the Initial Maturity Extension Date, a "Maturity Extension Date"), the maturity of such Renewable Note, if so specified in the applicable Pricing Supplement, may be extended to the Interest Payment Date occurring in the twelfth month (or, if a Special Election Interval is specified in the applicable Pricing Supplement, the last month in a period equal to twice the Special Election Interval) after such Maturity Extension Date, if the Holder of such Renewable Note elects to extend the maturity of such Renewable Note or such portion thereof. If a Holder does not elect to extend the maturity of any portion of the principal amount of a Renewable Note during the specified period prior to any Maturity Extension Date, such portion will become due and payable on the Interest Payment Date occurring in the sixth month (or the last month in the Special Election Interval) after such Maturity Extension Date (the "Extended Maturity Date").

     A Holder of a Renewable Note may elect to extend the maturity of such Renewable Note or, if so specified in the applicable Pricing Supplement, any portion thereof by delivering a notice to such effect to the appropriate Trustee at its Corporate Trust Office not less than 15 nor more than 30 calendar days prior to such Maturity Extension Date (unless another period is specified in the applicable Pricing Supplement as the "Special Election Period"). Such election will be irrevocable and will be binding upon each subsequent Holder of such Renewable Note. An election to extend the maturity of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such principal amount, or any integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the Stated Maturity specified for such Renewable Notes in the applicable Pricing Supplement.

     If the Holder elects not to extend the maturity of a Renewable Note, such Renewable Note must be presented to the appropriate Trustee simultaneously with notice of such election (or, in the event notice of such election, together with a guarantee of delivery within five Business Days, is transmitted on behalf of a Holder from a member of a national securities exchange, the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States, within five Business Days following the date of such notice). With respect to a Renewable Note that is a Certificated Note, as soon as practicable following receipt of such Renewable Note, the appropriate Trustee shall issue in exchange therefor in the name of such Holder (i) a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note for which the election to terminate the automatic extension of maturity was exercised, with terms identical to those specified in such Renewable Note (except that such Note shall have a fixed, non-extendible Stated Maturity) and
(ii) if such election is made with respect to less than the full principal amount of such Holder's Renewable Note, a Note, in a principal amount equal to the principal amount of such exchanged Renewable Note with respect to which such election was made, with terms identical to those specified in such exchanged Renewable Note (except that such Note shall have a fixed, non-extendible Stated Maturity) and a replacement Renewable Note, in a principal amount equal to the principal amount of such exchanged Renewable Note with respect to which such election was not made, with terms identical to those specified in such exchanged Renewable Note.

REDEMPTION AND REPAYMENT

     Unless one or more Redemption Dates are specified in the applicable Pricing Supplement, the Notes will not be redeemable prior to their Stated Maturity. If one or more Redemption Dates are so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) (each, a "Redemption Price" and, collectively, the "Redemption Prices") and the redemption period or periods (each, a "Redemption Period" and, collectively, the "Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the applicable Pricing Supplement, any such Note shall be redeemable at the option of the Company at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the Redemption Date. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Company may redeem any of the Notes that are redeemable and remain outstanding, either in whole or from time to time in part, upon not less than 30 nor more than 60 calendar days' notice. The procedures for redemption will be described in the applicable Pricing Supplement.

     The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to its Stated Maturity or that such Note will be repayable at the option of the Holder on a date or dates specified prior to its Stated Maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment. The repayment option may be exercised by the Holder of a Note for less than the entire principal amount of the Note, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be repaid in part, the portion of the Note to be repaid) will be permitted after exercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final, binding and non-appealable.

     If a Note is evidenced by a Global Note, DTC or its nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. See "-- Book-Entry Notes" in this Prospectus Supplement.

COMBINATIONS OF PROVISIONS

     If so specified in the applicable Pricing Supplement, any Note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset," "Extension of Maturity," "Renewable Notes" and "Redemption and Repayment."

REPURCHASE

     The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the appropriate Trustee for cancellation.

OTHER PROVISIONS

     Any provisions with respect to the determination of an interest rate basis, the specification of an interest rate basis, calculation of the interest rate applicable to, or the principal payable at maturity on, any Note, its Interest Payment Dates or any other matter relating thereto may be modified as specified under "Other Provisions" on the face of such Note, or in an addendum relating thereto if so specified on the face thereof, and in the applicable Pricing Supplement.

BOOK-ENTRY NOTES

     If indicated in the applicable Pricing Supplement, the Notes may be issued in whole or in part as Book-Entry Notes evidenced by one or more fully registered securities (together, the "Global Note"), registered in the name of a nominee of DTC (the "DTC Nominee"). A Global Note will be held by the appropriate Trustee, as custodian for DTC and, except as set forth below, a Global Note may be transferred, in whole and not in part, only to DTC, another nominee of DTC or a successor of DTC or its nominee.

     The provisions set forth under "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus will be applicable to the Notes. Accordingly, ownership of beneficial interests in the Global Note will be limited to institutions that have accounts with DTC or the DTC Nominee ("participants") or persons that may hold interests through participants. In addition, beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the appropriate Indenture. The Company understands that, under existing industry practices, in the event that the Company requests any action of Holders, or an owner of a beneficial interest in the Global Note desires to give or take any action that a Holder is entitled to give or take under the appropriate Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Owners of beneficial interests in the Global Note will not be entitled to receive Certificated Notes and will not be considered Holders of Notes unless
(i) DTC notifies the Company in writing that it is no longer willing or able to act as a depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) the Company, at its option, notifies the appropriate Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) an Event of Default shall have occurred and be continuing or any event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes. In such circumstances, upon surrender by DTC or a successor depositary of the Global Note, Certificated Notes will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Notes. Upon such issuance, the appropriate Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee thereof). Such Certificated Notes would be issued in fully registered form without coupons, in denominations of $100,000 and integral multiples of $1,000 thereof, and registered in the name or names of such person or persons as DTC shall instruct the appropriate

Trustee. It is expected that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the Global Note.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Note.

     The Company has been advised by DTC that, upon the issuance of the Global Note and the deposit of such Global Note with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by such Global Note to the accounts of participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

     Principal and interest payments on the Notes registered in the name of DTC's nominee will be made to the DTC Nominee as the registered owner of the Global Note. Under the terms of the Indentures, the Company and each Trustee will treat the person in whose name the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and any premium and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company nor either Trustee or any paying agent has any direct responsibility or liability for the payment of principal or any premium or interest on the Notes to owners of beneficial interests in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to such beneficial interests. DTC has advised the Company and each Trustee that its current practice is to credit the accounts of the participants with payments of principal or any premium or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on such date. Payments by participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of the ownership of Notes as of the date hereof. Except where noted, it deals only with Notes held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as a part of a hedging, conversion or constructive sale transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Any special United States federal income tax considerations relevant to a particular issue of the Notes will be provided in the applicable Pricing Supplement. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN

TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

PAYMENTS OF INTEREST

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used herein, a "United States Holder" of a Note means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code, or (iv) an estate the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

ORIGINAL ISSUE DISCOUNT

     United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of such Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of such Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

     This summary is based upon final Treasury regulations addressing debt instruments issued with OID (the "OID Regulations"). Additional rules applicable to Original Issue Discount Notes which are denominated in or determined by reference to a Specified Currency other than the U.S. dollar are described under "Foreign Currency Notes" below. The following discussion does not address Notes providing for contingent payments other than Notes that bear qualified stated interest. Investors should carefully examine the applicable Pricing Supplement regarding the United States federal income tax consequences of the holding and disposition of any Notes providing for contingent payments that do not bear qualified stated interest.

     A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") will be issued with OID if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an Amortizing Note, the weighted average maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

     In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include such de minimis OID in income as stated principal payments on the Notes are made in proportion to the stated principal amount of the Note. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

     Certain of the Notes may be redeemed prior to their Stated Maturity at the option of the Company and/ or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue

Discount Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

     United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which such United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company or its agent is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. Persons considering the purchase of Floating Rate Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such Notes.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THIS ELECTION.

SHORT-TERM NOTES

     In the case of Original Issue Discount Notes having a term of one year or less ("Short-Term Notes"), under the OID Regulations all payments (including all stated interest) will be included in the stated redemption price at maturity and, thus, United States Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include any stated interest in income as it is received). United States Holders that report income for federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to include currently accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or continued to purchase or carry such Notes.

MARKET DISCOUNT

     If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

     A United States Holder that purchases a Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased such Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such United States Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

     A United States Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "bond premium" and will not be required to include any OID in income. A United States Holder generally may elect to amortize the bond premium over the remaining term of the Note on a constant yield method as an offset to interest when includable in income under the United States Holder's regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (i) the holder will exercise or not exercise in a manner that maximizes the holder's yield and (ii) the issuer will exercise or not exercise options in a manner that minimizes the holder's yield except with respect to call options for which the issuer is assumed to exercise such call options in a manner that maximizes the holder's yield. Bond premium on a Note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize bond premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost therefor, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange or retirement of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except with respect to certain Short-Term Notes as described above, with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes (as defined below) or with respect to market discount as described above, such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. The deductibility of capital losses is subject to limitations.

EXTENDIBLE NOTES, RESET NOTES AND RENEWABLE NOTES

     If so specified in an applicable Pricing Supplement relating to a Note, the Company or a holder may have the option to extend the maturity of a Note. See "Description of Notes -- Renewable Notes" and "Description of Notes -- Extension of Maturity." In addition, the Company may have the option to reset the interest rate, the Spread or the Spread Multiplier. See "Description of Notes -- Interest Rate Reset." The treatment of a United States Holder of Notes with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such Notes by the Company pursuant to the exercise of such option (the "Revised Terms"). Such United States Holder may be treated for federal income tax purposes as having exchanged such Notes (the "Old Notes") for new Notes with Revised Terms (the "New Notes"). If the exercise of the option by the Company is not treated as an exchange of Old Notes for New Notes, no gain or loss will be recognized by a United States Holder as a result thereof. If the exercise of the option is treated as a taxable exchange of Old Notes for New Notes, a United States Holder would recognize gain or loss equal to the difference between the issue price of the New Notes and the United States Holder's tax basis in the Old Notes.

     The presence of such options may also affect the calculation of OID, among other things. The OID Regulations provide that, solely for purposes of the accrual of OID, an issuer of a debt instrument having an option or combination of options to extend the term of the debt instrument will be presumed to exercise such option or options in a manner that minimizes the yield on the debt instrument. Conversely, a holder having a put option, an option to extend the term of the debt instrument or a combination of such options will be presumed to exercise such option or options in a manner that maximizes the yield on the debt instrument. If the exercise of such option or options to extend the term of the debt instrument actually occurs or the option to put does not occur, contrary to the presumption made under the OID Regulations (a "change in circumstances"), then, solely for purposes of the accrual of OID, the debt instrument is treated as reissued on the date of the change in circumstances for an amount equal to its adjusted issue price on that date. Persons considering the purchase of Extendible Notes, Reset Notes or Renewable Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such Notes.

FOREIGN CURRENCY NOTES

     The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a Note denominated in a Specified Currency other than the U.S. dollar (a "Foreign Currency Note"). If interest payments are made in a Foreign Currency to a United States Holder that is not required to accrue such interest prior to its receipt, such holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Foreign Currency received at the "spot rate" for such Foreign Currency on the date such payment is received), regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

     A United States Holder that is required to accrue interest on a Foreign Currency Note prior to receipt of such interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. The average rate of exchange for an interest accrual period is the simple average of the exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied by the holder). An accrual basis holder may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. Upon receipt of an interest payment on such Note, such United States Holder will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the "spot rate" for such Foreign Currency on the date received) and the U.S. dollar value of the interest income that such United States Holder has previously included in income with respect to such payment.

     OID on a Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate for such Foreign Currency on the date of payment). For this purpose, all receipts on a Note will be viewed first as the receipt of any stated interest payments called for under the terms of the Note, second as receipts of previously accrued OID (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the receipt of principal.

     The amount of market discount on Foreign Currency Notes includible in income will generally be determined by translating the market discount determined in the Foreign Currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the United States Holder has elected to accrue market discount currently, then the amount which accrues is determined in the Foreign Currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A United States Holder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

     Bond premium on a Foreign Currency Note will be computed in the applicable Foreign Currency. With respect to a United States Holder that elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable Foreign Currency. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the Foreign Currency Note. A United States Holder that does not elect to amortize bond premium will translate the bond premium, computed in the applicable Foreign Currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

     A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Foreign Currency amount paid for such Foreign Currency Note determined at the time of such purchase. A United States Holder that purchases a Note with previously owned Foreign Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between his tax basis in such Foreign Currency and the fair market value of the Note in U.S. dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

     For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Foreign Currency Note, the amount realized upon such sale, exchange or retirement will be the U.S. dollar value of the amount realized in Foreign Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange or retirement.

     A United States Holder will realize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange or retirement) of a Foreign Currency Note. Such gain or loss will be treated as ordinary income or loss. The recognition of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a Foreign Currency Note. Under the approach of proposed Treasury Regulations issued on March 17, 1992, if a Foreign Currency Note is denominated in one of certain hyperinflationary currencies, generally (i) exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that such Note was held and (ii) such exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note.

     A United States Holder's tax basis in Foreign Currency received as interest on (or OID with respect to), or received on the sale or retirement of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received such Foreign Currency. Any gain or loss recognized by a United States Holder on a sale, exchange or other disposition of Foreign Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

INDEXED NOTES

     The tax treatment of a United States Holder of an Indexed Note will depend on factors including the specific index or indices used to determine indexed payments on the Note and the amount and timing of any contingent and noncontingent payments of principal and interest. Persons considering the purchase of Indexed Notes should carefully examine the applicable Pricing Supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of such Notes.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any Paying Agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership,
     (iii) the beneficial owner is not a bank whose receipt of interest on a
     Note is described in section 881(c)(3)(A) of the Code, (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder and (v) such interest is not considered to be contingent interest within the meaning of section 871(h)(4)(A) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person. Currently, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interests paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in paragraph (a) above, payments of premium, if any, and interest (including OID) made to non-United States Holders will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from or a reduction of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-United States Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such premium, interest and OID on a net income basis in the same manner as if it were a United States Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such premium, if any, and interest (including OID) on a Note will be included in such foreign corporation's earnings and profits.

     Any gain or income realized upon the sale, exchange or retirement of a Note generally will not be subject to United States federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting will not apply if payments of the principal, interest, OID or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or, for taxable years beginning after December 31, 1999, a foreign partnership, in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

     Payments of principal, interest, OID and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in
(a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                         IMPORTANT CURRENCY INFORMATION

     Purchasers are required to pay for each Note in the Specified Currency for such Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into such Specified Currency other than U.S. dollars to enable the purchaser to pay for such Notes. Such requests must be made on or before the fifth Business Day preceding the date of delivery of the Notes or by such other date as determined by the Agent which presents the offer to the Company. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the relevant purchaser of the Notes.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its stated interest rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis.

     THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH

RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are U.S. residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal or any premium or interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal or any premium or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date.

     With respect to any Note denominated in a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable currency exchange controls, if any, and historical exchange rate information on such currency or currency unit. The information contained therein shall constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. If an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a New York court, however, it is likely that such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company will pay each Agent a commission of from .125% to .750% of the principal amount of each Note, depending on its Stated Maturity, sold through such Agent, unless the Company and such Agent shall otherwise agree. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part, any offer to purchase Notes received by such Agent. The Company also may sell Notes to any Agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by such Agent. Unless otherwise indicated in the applicable Pricing Supplement, if any Note is resold by an Agent to any dealer at a discount, such discount will not be in excess of the discount received by such Agent from the Company. In addition, unless otherwise indicated in the applicable Pricing Supplement, any Note purchased by an Agent as principal will be purchased at 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity.

The Company reserves the right to sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. In such circumstances, the Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part, In the case of sales made directly by the Company, no commission will be payable. The Company also reserves the right to sell Notes through agents other than the Agents subject to certain conditions set forth in the Distribution Agreement. The commission applicable to agency sales through any such other agents will be the same as that applicable to agency sales through the Agents. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Act, or to contribute to payments each Agent may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain of the Agents' expenses, including, but not limited to, the fees and expenses of counsel to the Agents.

     In addition to offering the Notes through the Agents as described herein, the Company may sell other Debt Securities. Under certain circumstances, the sale of such Debt Securities may reduce the maximum aggregate amount of Notes that may be offered by this Prospectus Supplement.

     No Note will have an established trading market when issued. The Company has been advised by each Agent that it may from time to time purchase and sell Notes in the secondary market, but it is not obligated to do so. There can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each Agent may make a market in the Notes.

     In connection with certain types of offers and sales of Notes, the rules of the Securities and Exchange Commission permit the Agents to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes, the purchase of Notes to cover syndicate short positions and the imposition of a penalty bid. If such Agents create a short position in the Notes in connection with the offering (i.e., if they sell more Notes than are set forth in the applicable Pricing Supplement), the Agents may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

     Each Agent and certain of their affiliates may from time to time engage in transactions with, and perform investment banking and other financial services for, the Company in the ordinary course of business.

                                  [MBNA LOGO]

                                 $2,250,000,000

                                MBNA Corporation
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                         ------------------------------

    MBNA Corporation (the "Company") from time to time may offer and sell (i) debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"), which may be either unsecured senior Debt Securities (the "Senior Debt Securities") or unsecured subordinated Debt Securities (the "Subordinated Debt Securities"), (ii) preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"),
(iii) common stock, $.01 par value per share (the "Common Stock"), (iv) warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, or any combination of the foregoing (the "Warrants"), (v) stock purchase contracts (the "Stock Purchase Contracts") to purchase Common Stock and (vi) stock purchase units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contract. The Debt Securities, the Preferred Stock, the Common Stock, the Warrants, the Stock Purchase Contracts and the Stock Purchase Units are collectively referred to herein as the "Securities."

    The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $2,250,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denominations (which may be in U.S. dollars, in any other currency or in composite currencies), maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, any terms for conversion or exchange into Common Stock, the form of the Debt Securities (which may be in registered form or book-entry form), the initial public offering price and any other terms of such Debt Securities, (ii) in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other Securities, the initial public offering price and any other terms of such Preferred Stock,
(iii) in the case of Common Stock, the specific title, the aggregate amount, voting and other rights, the initial public offering price and any other terms of such Common Stock, (iv) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof and any other terms of such Warrants, (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice-versa and, any other terms of such Stock Purchase Contracts, and (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and any other terms of such Stock Purchase Units.

    The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, and the Subordinated Debt Securities, when issued, will be subordinated as described under "Description of Debt Securities -- Subordination of Subordinated Debt Securities."
                         ------------------------------

    The Securities will be sold directly by the Company, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

    Except as indicated in the applicable Prospectus Supplement, the Securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in the Securities. The Company cannot predict the activity or liquidity of any trading in the Securities.

    THE SECURITIES WILL NOT BE DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

                 THE DATE OF THIS PROSPECTUS IS APRIL 9, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREUNDER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OR SALE IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER IMPLIES THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information, including the documents incorporated by reference herein, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, or obtained through the Commission's Internet address at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected and copied at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A-1, provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the Commission shall not be deemed to be specifically incorporated by reference herein.

          2. The Company's Current Reports on Form 8-K dated January 13, 1998, January 31, 1998, February 28, 1998, March 18, 1998 and March 26, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Securities hereby shall be deemed to be incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to MBNA Corporation, Wilmington, Delaware 19884-0131, Attention: Investor Relations
(800) 362-6255.

                                  THE COMPANY

     MBNA Corporation (the "Company"), is a registered bank holding company incorporated under the laws of Maryland in 1990. It is the parent corporation of MBNA America Bank, National Association (the "Bank"), a national bank organized in January 1991, as the successor to a national bank organized in 1982.

     The Company's principal executive offices are located in Wilmington, Delaware 19884, and its telephone number is (800) 362-6255.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities offered hereby will be applied to the Company's general funds to be utilized for general corporate purposes, including the reduction of short-term debt, possible acquisitions, investments in, or extension of credit to, the Company's subsidiaries and the possible acquisition of real property for use in the Company's business.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following are the consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for the Company for each of the years in the five-year period ended December 31, 1997.

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                              1997   1996   1995   1994   1993
                                                              ----   ----   ----   ----   ----
EARNINGS TO FIXED CHARGES:
  Including Interest on Deposits............................  2.0    2.0    2.0    2.4    2.0
  Excluding Interest on Deposits............................  4.0    4.2    4.4    5.7    6.0
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
  DIVIDEND REQUIREMENTS (A):
  Including Interest on Deposits............................  1.9    1.9    2.0    2.4    2.0
  Excluding Interest on Deposits............................  3.6    3.8    4.3    5.7    6.0

---------------
(a) Preferred Stock dividend requirements are adjusted to represent a pretax earnings equivalent.

     The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest expense on borrowings, including capitalized interest (including or excluding deposits, as the case may be), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would be required to cover such dividend requirements on the Company's preferred stock outstanding. The Company did not have any preferred stock outstanding during the periods prior to 1995 presented above and accordingly there were no preferred stock dividend requirements during such periods.

                               REGULATORY MATTERS

     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to the Company and its subsidiaries. Federal regulation of financial institutions such as the Company and the Bank is intended primarily for the protection of depositors and the Bank Insurance Fund rather than shareholders or other creditors.

GENERAL

     As a bank holding company, the Company is subject to the supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank is subject to supervision and examination by applicable federal agencies, principally the Office of the Comptroller of the Currency (the "Comptroller"), which is the Bank's primary regulator. The Bank's deposits are insured by, and therefore the Bank is also subject to the regulations of, the Federal Deposit Insurance Corporation ("FDIC"). In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     As a bank holding company, the Company is also subject to regulation under the Bank Holding Company Act of 1956 (the "BHCA") and to the BHCA's examination and reporting requirements. Under the BHCA, bank holding companies must, in some cases, obtain the approval of the Federal Reserve Board prior to acquiring direct or indirect ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank. In addition, bank holding companies are prohibited under the BHCA from engaging in nonbanking activities other than those that the Federal Reserve Board has determined are closely related to banking.

     The earnings of the Bank, and therefore the earnings of the Company, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the FDIC and the Comptroller. In addition, there are numerous governmental requirements and regulations which affect the activities of the Company.

DIVIDEND RESTRICTIONS

     The Company is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of the Company, including cash flow to pay dividends on its stock or principal (premium, if any) and interest on debt securities, is dividends from the Bank. The approval of the Comptroller is required for any dividend paid or declared by a national bank if the total of all dividends paid or declared by the bank in any calendar year would exceed the total of its net income for that year combined with its retained net income for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its undivided profits. Under current regulatory practice, national banks may pay dividends only out of current operating earnings. The payment of dividends by the Bank may also be affected by other factors, such as requirements for the maintenance of adequate capital. Under these provisions, the Bank could have declared, as of December 31, 1997, without obtaining prior regulatory approval, aggregate dividends of approximately $651.0 million. The Bank's payment of dividends to the Company may also be limited by a tangible net worth requirement under the Bank's revolving credit facility. This facility was not drawn upon as of December 31, 1997.

     In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a FDIC-insured depository institution may not make capital distributions (including the payment of dividends) or pay any management fees to its holding company or pay any dividend if it is undercapitalized or if such payment would cause it to become undercapitalized. See "-- FDICIA and FDIC Insurance."

HOLDING COMPANY STRUCTURE

     The Bank is subject to restrictions under federal law which limit the transfer of funds by the Bank to the Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company or any nonbanking subsidiary are limited in amount to 10% of the Bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of the Bank's capital and surplus. Furthermore, loans and extensions of credit by the Bank to the Company or its nonbanking subsidiaries are required to be secured in specified amounts.

     Extensions of credit and other transactions between the Bank and the Corporation must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the Bank as those prevailing at the time for comparable transactions with non-affiliated companies.

     Under Federal Reserve Board policy, the Company is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank, in circumstances where the Company might not do so absent such policy. Any capital loans by the Company to a subsidiary bank would also be subordinate in right of payment to deposits and to certain other indebtedness of such bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Federal law permits the Comptroller to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. The statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. The Company, as the sole stockholder of the Bank, is subject to such provisions.

CAPITAL ADEQUACY

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies and member banks, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items) is 8%. At least half of the total capital is to be comprised of common equity, retained earnings, minority interests in consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and less certain other intangible assets ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of loan and lease loss reserves. The total of Tier 1 capital and Tier 2 capital is referred to as "Total capital." In addition, the Federal Reserve Board has approved minimum leverage ratio guidelines for bank holding companies and state member banks. These guidelines provide for a minimum ratio of Tier 1 capital to quarterly average assets ("Leverage Ratio") of 3% for bank holding companies and state member banks that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies and state member banks will be required to maintain a Leverage Ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets. The Bank is also subject to similar capital requirements adopted by the Comptroller. Under the guidelines, as of December 31, 1997, the Company's Tier 1 and total capital to risk-adjusted assets ratios were 9.82% and 11.99%, respectively, and the Company's Leverage Ratio was 11.13%. As of December 31, 1997, the Bank's Tier 1 and total capital to risk-adjusted assets ratios were 9.56% and 11.06%, respectively, and the Bank's Leverage Ratio was 10.90%.

     On November 5, 1997, the OCC, the Federal Reserve, the FDIC and the Office of Thrift Supervision proposed for comment regulations establishing new risk-based capital requirements for recourse arrangements and direct credit substitutes. "Recourse" for this purpose means any retained risk of loss associated with any transferred asset that exceeds a pro rata share of the bank's or holding company's remaining claim on the asset, if any. Under existing regulations, banks and bank holding companies have to maintain capital against the full amount of any assets for which risk of loss is retained, unless the resulting capital amount would exceed the maximum contractual liability or exposure retained, in which case the capital required would equal, dollar-for-dollar, such maximum contractual liability or exposure. The proposal would extend this treatment to direct credit substitutes. "Direct credit substitute" means any assumed risk of loss associated with any asset or other claim that exceeds the bank's or holding company's pro rata share of the asset or claim, if any. The proposal also included a multi-level approach to assessing capital charges based upon the relative credit risk of the bank's or holding company's position in a securitization (i.e., recourse arrangements, direct credit substitute or asset-backed security) and the rating assigned to such position by a nationally recognized statistical rating agency. The Bank does not believe the adoption of this proposal would have a material adverse effect on its operations or financial position.

FDICIA AND FDIC INSURANCE

     FDICIA provides for expanded regulation of banks and bank holding companies. The expanded regulation includes expanded federal banking agency examinations and increased powers of federal banking agencies to take corrective action to resolve the problems of insured depository institutions with capital deficiencies. Those powers vary depending on which of several levels of capitalization a particular institution meets.

     FDICIA permits only "well capitalized" institutions to accept brokered deposits without restrictions. As of December 31, 1997 the Bank met the FDIC's definition of a well capitalized institution for purposes of accepting brokered deposits. For the purposes of the brokered deposit rules, a bank is defined to be "well capitalized" if it maintains a ratio of Tier 1 capital to risk-adjusted assets of at least 6.0%, a ratio of Total capital to risk-adjusted assets of at least 10.0% and a leverage ratio of at least 5.0% and is not subject to any order, direction or written agreement to maintain specific capital levels. Under the regulatory definition of brokered deposits, as of December 31, 1997, the Bank had brokered deposits of $2.6 billion.

     The Bank is subject to FDIC deposit insurance assessments for the Bank Insurance Fund ("BIF"). Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk to the applicable insurance fund.

     The Bank is subject to FDIC deposit insurance assessments for the BIF. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The assessment rate applicable to the Bank in the future will depend in part upon the risk assessment classification assigned to the Bank by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. The Deposit Insurance Funds Act of 1996 ("DIFA") provides that premiums related to deposits assessed by the BIF are to be assessed at a rate of between 0 cents and 27 cents per $100 of deposits.

     DIFA also separated, effective January 1, 1997, the Financing Corporation ("FICO") assessment to service the interest on its bond obligations from the BIF and the Savings Association Insurance Fund ("SAIF") assessments. The amount assessed on individual institutions by the FICO will be in addition to the amount, if any, paid for deposit insurance according to the FDIC's risk-related assessment rate schedules. FICO assessment rates for the first semiannual period of 1997 were set at 1.30 basis points annually for BIF-assessable deposits. (The rate may be adjusted quarterly to reflect a change in assessment base for the BIF. By law, the FICO rate on BIF-assessable deposits must be one-fifth the rate on SAIF-assessable deposits until the insurance funds are merged or until January 1, 2000, whichever occurs first.)

REGULATION OF THE CREDIT CARD BUSINESS

     The relationship between the Bank and its cardholders is extensively regulated by federal and state consumer protection laws. The Truth in Lending Act requires credit card issuers to make certain disclosures along with their applications and solicitations, upon opening an account and with each periodic statement. The Truth in Lending Act also imposes certain substantive requirements and restrictions on credit card issuers and provides cardholders with certain rights to dispute unauthorized charges and to have their billing errors corrected promptly. Cardholders are also given the right to have their payments promptly credited to their accounts.

     The Equal Credit Opportunity Act prohibits lenders from making credit decisions based on sex, race and marital status among others. In order to protect borrowers from such discrimination, the Equal Credit Opportunity Act requires credit card issuers to disclose the principal reasons they took adverse action against an applicant or a cardholder.

     The Fair Credit Reporting Act generally regulates credit reporting agencies, but also imposes some duties on credit card issuers as users of consumer credit reports. For instance, the Fair Credit Reporting Act prohibits the use of a consumer credit report by a credit card issuer except in connection with a proposed business transaction with the consumer. The Fair Credit Reporting Act also requires that credit card issuers notify consumers when they take adverse action based upon information obtained from credit reporting agencies.

     The federal regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order the Bank to pay restitution to injured cardholders. Cardholders may bring actions for damages for such violations. In addition, a cardholder may be entitled to assert a violation of these consumer protection laws by way of set-off against his obligation to pay the outstanding credit card balance.

     In May, 1996, Andrew B. Spark filed a lawsuit against the Company, the Bank and certain of its officers and its subsidiary, MBNA Marketing Systems, Inc. The case is pending in the United States District Court for the District of Delaware. This suit is a purported class action. The plaintiff alleges that the Bank's advertising of its cash promotional annual percentage rate program was fraudulent and deceptive. The plaintiff seeks unspecified damages including actual, treble and punitive damages and attorneys' fees for an alleged breach of contract, violation of the Delaware Deceptive Trade Practices Act and the federal Racketeer Influenced and Corrupt Organizations Act. In February, 1998, a class was certified. The Company believes its advertising practices are proper under applicable federal and state law and intends to defend the action vigorously.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture") between the Company and Bankers Trust Company, as Trustee (the "Senior Trustee"). The Subordinated Debt Securities are to be issued under a second Indenture (the "Subordinated Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Subordinated Trustee"). Copies of the Senior Indenture and the Subordinated Indenture have been filed with the Commission as exhibits to the Registration Statement. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the "Trustees." The following summaries of the provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Applicable Indenture are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") will be described in the Prospectus Supplement relating to such Offered Debt Securities (the "Applicable Prospectus Supplement").

     The Company is a bank holding company, and the right of the Company to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or winding-up (and thus the ability of Holders of the Debt Securities to benefit, as creditors of the Company, from such distribution) is subject to the prior claims of creditors of any such subsidiary. The Bank is subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which the Bank may pay dividends or otherwise supply funds to the Company or its affiliates. See "Regulatory Matters."

GENERAL

     The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company.

     The general provisions of the Indentures and the Debt Securities do not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur indebtedness, that would require the Company or an acquiror to repurchase Debt Securities in the event of a "change in control" or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or its Subsidiaries. Reference is made to the Applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company described below that are applicable to the Debt Securities, including any addition of covenants or other provisions providing event risk or similar protection.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registerable, at the office or agency of the Company in the Borough of Manhattan, The City of New York maintained by the Company and at any other office or agency maintained by the Company for such purpose, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears on the register for the Debt Securities. (Sections 301, 305 and 1002) The Debt Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit on the aggregate principal amount of the Offered Debt Securities; (4) the date or dates on which the principal of the Offered Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, and the date or dates from which any such interest, if any, will accrue; (6) the dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for such Interest Payment Dates; (7) the place or places where the principal of and any premium and interest on the Offered Debt Securities shall be payable; (8) any mandatory or optional sinking funds or analogous provisions; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision; (10) the obligation of the Company, if any, to redeem or repurchase the Offered Debt Securities at the option of the Holder; (11) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (12) if other than the principal amount thereof; the portion of the principal amount of the Offered Debt Securities that will be payable upon the declaration of acceleration of the Maturity thereof;
(13) the currency of payment of principal of and any premium and interest on the Offered Debt Securities; (14) any index used to determine the amount of payment of principal of and any premium and interest on the Offered Debt Securities;
(15) if the Offered Debt Securities will be issuable only in the form of a Global Security, the Depositary or its nominee with respect to the Offered Debt Securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a Person other than the Depositary or its nominee; (16) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (17) any additional Event of Default, and in the case of any Offered Subordinated Debt

Securities, any additional Event of Default that would result in the acceleration of the maturity thereof; and (18) any other terms of the Offered Debt Securities. (Section 301)

     Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Debt Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Debt Securities will be described in the Applicable Prospectus Supplement. "Original Issue Discount Debt Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section
101)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the Applicable Prospectus Supplement, the following provisions shall apply to the Subordinated Debt Securities. The following Section references are to Sections of the Subordinated Indenture.

     The payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). In certain events of insolvency, the payment of the principal of, premium, if any, and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Subordinated Debt Securities. (Section 1302) If, upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (as defined in the Subordinated Indenture, "Excess Proceeds") and if, at such time, any person entitled to payment pursuant to the terms of Other Financial Obligations (as defined in the Subordinated Indenture, "Entitled Person") has not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment of the principal of, premium, if any, or interest on the Subordinated Debt Securities. (Section 1303) Accordingly, in case of such an acceleration, all Senior Indebtedness would have to be repaid before any payment could be made in respect of the Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to any Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 1304)

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness or the Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the Subordinated Debt Securities.

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (i) all indebtedness of the Company for money borrowed (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether outstanding on the date of the Subordinated Indenture or thereafter created, assumed or incurred and (ii) any amendments, renewals, extensions, modifications and refundings of any such indebtedness, unless in either case in the instrument creating or evidencing any such indebtedness or pursuant to which it is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities. (Section 101) For the purposes of this definition, "indebtedness for money borrowed" is defined as (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

     "Other Financial Obligations" is defined in the Subordinated Indenture to mean all obligations of the Company to make payment pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, commodity options contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments other than (x) obligations on account of Senior Indebtedness and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities. (Section 101)

     The Subordinated Indenture does not limit the amount of other indebtedness, including Senior Indebtedness and obligations of the Company in respect of Other Financial Obligations, that may be issued by the Company or any of its Subsidiaries. As of December 31, 1997, the aggregate principal amount of Senior Indebtedness outstanding for the Company was $1.6 billion.

RESTRICTION ON SALE OR ISSUANCE OF VOTING STOCK OF THE BANK

     The Senior Indenture contains a covenant by the Company that it will not, and will not permit any Subsidiary to, sell, assign, transfer, grant a security interest or otherwise dispose of any shares of Voting Stock, or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares, of Voting Stock of the Bank or any Subsidiary owning, directly or indirectly, any shares of the Bank and that it will not permit the Bank or any Subsidiary owning, directly or indirectly, any shares of Voting Stock of the Bank to issue any shares of the Bank's Voting Stock or any securities convertible into, or options, warrants or rights to subscribe for or purchase shares of the Bank's Voting Stock, except for sales, assignments, transfers, issuances, grants of security interests or other dispositions which: (i) are for fair market value (as determined by the Board of Directors of the Company) and if, after giving effect thereto, the Company will own not less than 80% of the shares of Voting Stock of the Bank or any such Subsidiary owning any shares of Voting Stock of the Bank free and clear of any security interest; (ii) are made
(x) in compliance with an order of a court or regulatory authority of competent jurisdiction, or (y) in compliance with a condition imposed by any such court or authority permitting the acquisition by the Company, directly or indirectly, of any other bank or entity the activities of which are legally permissible for a Person such as the Company or a Subsidiary to engage in, or (z) in compliance with an undertaking made to such an authority in connection with an acquisition by the Company, directly or indirectly, of any bank or entity the activities of which are legally permissible for a Person such as the Company or a Subsidiary to engage in (provided that, in the case of clauses (y) and (z), the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of the Bank or such Subsidiary owning, directly or indirectly, any shares of Voting Stock of the Bank and its respective consolidated subsidiaries on the date of acquisition); or (iii) are made to the Company or any wholly owned Subsidiary. Notwithstanding the foregoing, the Bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State thereof or the District of Columbia, if, after giving effect to such merger or consolidation, the Company or any wholly owned Subsidiary owns at least 80% of the Voting Stock of such other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Section 1008)

     The foregoing restriction is not included in the Subordinated Indenture.

EVENTS OF DEFAULT

     The Senior Indenture (with respect to any series of Senior Debt Securities) and, unless otherwise provided in the Applicable Prospectus Supplement, the Subordinated Indenture (with respect to any series of Subordinated Debt Securities) define an Event of Default as any one of the following events: (a) default in the payment of any interest upon any Debt Security when it becomes due and payable, and continuance of such default for a period of 30 days (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) default in the payment of the principal of (or premium, if any, on) any Debt Security at its Maturity (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (c) failure to deposit any sinking fund payment when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (d) failure to perform any other covenants or warranties of the Company in the Applicable Indenture (other than a covenant or warranty included in the Applicable Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for a period of 60 days after the holders of at least 25% in principal amount of the Outstanding Debt Securities have given written notice as provided in the Applicable Indenture; (e) failure to pay when due the principal of, or acceleration of, any indebtedness for borrowed money in an aggregate principal amount exceeding $10,000,000 of the Company or of the Bank, if such acceleration is not annulled within 10 days after written notice as provided in the Applicable Indenture; (f) certain events of bankruptcy, insolvency or reorganization of the Company or of the Bank; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) If an Event of Default occurs with respect to Debt Securities of any series, the Trustee under the Applicable Indenture shall give the Holders of Debt Securities of such series notice of such default, provided however, that in the case of a default described in (d) above, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. (Section 602)

     If an Event of Default with respect to the Senior Debt Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Debt Securities of that series to be due and payable immediately. Payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company. The Subordinated Trustee and the Holders will not be entitled to accelerate the maturity of the Subordinated Debt Securities upon the occurrence of any of the Events of Default described above except for those described in subparagraph (f) (i.e., the bankruptcy, insolvency or reorganization of the Company). Accordingly, there is no right of acceleration in the case of a default in the performance of any covenant with respect to the Subordinated Debt Securities, including the payment of interest or principal. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

     The Indentures provide that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Applicable Indenture or for the appointment of a receiver or a trustee or for any remedy thereunder, unless such Holder shall have previously given to the Trustee under the Applicable Indenture written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and premium, if any, or interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company is required under each Indenture to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under such Indenture and as to any default in such performance. (Section 1004)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Applicable Indenture (which will be indicated in the Applicable Prospectus Supplement), that the Company may elect either (a) to defease and be discharged from any and all obligations in respect of such Debt Securities then outstanding (including, in the case of Subordinated Debt Securities, the provisions described under "Subordination of Subordinated Debt Securities" and except for certain obligations to register the transfer of or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under any covenant applicable to such Debt Securities which is determined pursuant to Section 301 of the Applicable Indenture to be subject to covenant defeasance and, with respect to Senior Debt Securities, to be released from its obligations concerning the restriction on sale or issuance of Voting Stock described under "Restriction on Sale or Issuance of Voting Stock of the Bank" ("covenant defeasance"), and the occurrence of an event described in clause (d) (insofar as with respect to covenants subject to covenant defeasance) or clause (e) under "Events of Default" above shall no longer be an Event of Default, in each case (a) or (b), if the Company deposits, in trust, with the Trustee under the Applicable Indenture money or U.S. Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of (and premium, if any) and interest on such Debt Securities on the dates such payments are due (which may include one or more redemption dates designated by the Company) and any mandatory sinking fund or analogous payments thereon in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not cause the Trustee under the Applicable Indenture to have any conflicting interest with respect to other securities of the Company, (iii) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred and (iv) in the case of Subordinated Debt Securities, no default in the payment of principal of any Senior Indebtedness shall have occurred or be continuing and no other event of default with respect to any Senior Indebtedness shall have occurred and be continuing, permitting, after notice or lapse of time or both, the acceleration thereof.

     The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (b) above. In the event the Company omits to comply with its remaining obligations with respect to such Debt Securities under the Applicable Indenture after exercising its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the applicable Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen and Article Fourteen of the Senior Indenture and the Subordinated Indenture, respectively.)

MODIFICATION AND WAIVER

     Modifications and amendments of each of the Senior Indenture or the Subordinated Indenture may be made by the Company and the Trustee under the Applicable Indenture with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series issued under such Indenture and affected by the modification or amendments; provided, however, that no such modification or amendment may, without the consent of the Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Debt Security (including in the case of an Original Issue Discount Debt Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, premium, if any, or interest on any Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on any Debt Security on or at the Stated Maturity thereof (or in the case of redemption, on or after the Redemption Date); (v) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities; or (vi) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of certain defaults or, in the case of the Senior Indenture, for waiver of compliance with certain provisions of such Indenture. (Section 902)

     The Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Senior Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Applicable Indenture. (Section 1009) The Holders of a majority in aggregate principal amount of the Senior Debt Securities or the Subordinated Debt Securities may, on behalf of all Holders of the Senior Debt Securities or the Subordinated Debt Securities, respectively, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under each Indenture, the Company may consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person without the consent of the Holders of any of the Outstanding Debt Securities provided that (i) any successor or purchaser is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by such Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the Trustee under the Applicable Indenture an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions. (Section 801)

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the Applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Applicable Prospectus Supplement.

CONCERNING THE TRUSTEES

     Bankers Trust Company and Harris Trust and Savings Bank are Trustees under the Senior Indenture and the Subordinated Indenture, respectively. In the normal course of business, the Company and its subsidiaries conduct banking transactions with the Trustees, and the Trustees conduct banking transactions with the Company and its subsidiaries. Bankers Trust Company serves as trustee for several of the trusts established in connection with certain of the Bank's asset securitizations.

                         DESCRIPTION OF PREFERRED STOCK

     The following summary contains a description of the general terms of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series, including any Depositary Shares (as defined below) issued in respect thereof, may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company's Articles of Incorporation and the articles supplementary to the Company's Articles of Incorporation which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

GENERAL

     Under the Company's Articles of Incorporation, the Board of Directors of the Company is authorized, without further shareholder action, to provide for the issuance of shares of Preferred Stock, par value $.01 per share, in one or more series, with such terms, including preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the Board of Directors. Currently, under the Company's Articles of Incorporation, 20,000,000 shares are classified as Preferred Stock. The Company's Board of Directors has authority, without further shareholder approval, to reclassify authorized but unissued shares of any stock as Preferred Stock or other stock having preferred dividend and voting rights and other characteristics determined by the Board of Directors. Prior to the issuance of each series of Preferred Stock, the Board of Directors (as used herein the term "Board of Directors" includes any duly authorized committee thereof) will adopt resolutions creating and designating such series as a series of Preferred Stock. As of December 31, 1997, the Company has outstanding 4,547,882 shares of 7 1/2% Cumulative Preferred Stock, Series A, and 4,026,000 shares of Adjustable Rate Cumulative Preferred Stock, Series B.

     The Preferred Stock shall have the dividend, liquidation, and voting rights set forth below, unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (v) any redemption or sinking fund provisions of such Preferred Stock; (vi) whether the Company has elected to offer Depositary Shares (as defined below); and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and liquidation rights in all respects with each other series of the Preferred Stock.

RANK

     Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution rank (i) senior to all classes of Common Stock and to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the Preferred Stock (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank on a parity with the Preferred Stock (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the Preferred Stock.

DIVIDEND RIGHTS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock record books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. The Company's ability to pay dividends on its Preferred Stock is subject to policies established by the Federal Reserve Board. See "Regulatory Matters -- Dividend Restrictions."

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with the Parity Securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any Junior Securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of such declaration or payment shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment on the Preferred Stock.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination.

VOTING RIGHTS

     Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to any voting rights.

     Under regulations adopted by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") if the holders of shares of any series of Preferred Stock of the Company become entitled to vote for the election of directors because dividends on such series are in arrears such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act to acquire or retain 5% or more of such series and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act or the Bank Holding Company Act to acquire or retain 10% or more of such series.

RIGHTS UPON LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Junior Securities, including common stock, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to accrued and unpaid dividends for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

     Because the Company is a bank holding company, its rights, the rights of its creditors and of its stockholders, including the holders of the shares of the Preferred Stock offered hereby, to participate in the assets of any subsidiary, including the Bank, upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

REDEMPTION

     A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company or the holder thereof, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Company, a committee thereof or by any other method determined to be equitable by the Board of Directors.

     On or after a redemption date, unless the Company defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may exercise an option to redeem shares of preferred stock included as Tier 1 capital, or exchange such preferred stock for debt securities, without the prior approval of the Federal Reserve Board, if the bank holding company will remain well capitalized, received a composite rating of 1 or 2 of its most recent BOPEC inspection and is not the subject of any unresolved supervisory issues.

CONVERSION

     The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of that series are convertible into other securities of the Company.

DEPOSITARY SHARES

     General. The Company may, at its option, elect to offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In such event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and the depositary named in the Prospectus Supplement (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Deposit Agreement, including the definitions therein of certain terms. Whenever particular sections of the Deposit Agreement are referred to, it is intended that such sections shall be incorporated herein by reference. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect to the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders. (Section 4.01)

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may sell such property and distribute the net proceeds for such sale to such holders. (Section 4.02)

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Shares will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot, pro rata or by any other equitable method as may be determined by the Depositary. (Section 2.08)

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holder of Depositary Shares representing such Preferred Stock. (Section 4.05)

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. (Section 6.01) The Deposit Agreement will only terminate if (i) all outstanding Depositary Shares have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts. (Section 6.02)

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts. (Section 5.07)

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. (Section 5.04)

     Miscellaneous. The Depositary will forward all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock. (Section 4.07)

     Neither the Depositary nor the Company will be liable under the Deposit Agreement to holders of Depositary Receipts other than for its negligence, willful misconduct or bad faith. Neither the Company nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine. (Section 5.03)

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Maryland General Corporation Law and the Company's charter and by-laws. See "Available Information."

     The Company is authorized to issue up to 700,000,000 shares of Common Stock. At December 31, 1997, the Company had issued and outstanding 501,187,500 shares of Common Stock.

     Holders of Common Stock of the Company are entitled to receive, pro rata, dividends declared by the Board of Directors out of funds legally available therefor. The ability of the Company to pay dividends to its stockholders may be limited by federal law. See "Regulatory Matters." In the event of any liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets available for distribution to stockholders.

     Each share of Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. There is no right of cumulative voting in connection with the election of directors. The Common Stock has no conversion rights and is not redeemable. All outstanding shares of Common Stock are, and the shares sold in the offerings will be when issued, fully paid and nonassessable. A stockholder of the Company has no preemptive rights to subscribe for additional shares of stock or other securities of the Company except as may be granted by the Company's board of directors.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Depositary Shares and Common Stock. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between the Company and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (v) the designation and terms of the Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (vi) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (vii) the price at which the securities purchasable upon exercise of such Warrants may be purchased; (viii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of certain Federal income tax considerations; and (xii) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice-versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to other purchasers or through agents. Each Prospectus Supplement will describe the method of distribution of the Securities being offered thereby.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     If so indicated in the Applicable Prospectus Supplement and subject to existing market conditions, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include but are not limited to commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Underwriters and agents who participate in the distribution of Securities may be entitled under agreements which may be entered into by the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Except as indicated in the Applicable Prospectus Supplement, the Securities are not expected to be listed on a securities exchange, except for the Common Stock, which is listed on the New York Stock Exchange, and any underwriters or dealers will not be obligated to make a market in Securities. The Company cannot predict the activity or liquidity of any trading in the Securities.

                             VALIDITY OF SECURITIES

     The validity of the Securities will be passed upon for the Company by John
W. Scheflen, Executive Vice President, General Counsel and Secretary of the Company, and for any underwriters, dealers or agents by Simpson Thacher & Bartlett, New York, New York. Simpson Thacher & Bartlett will rely on the opinion of Mr. Scheflen as to matters of Maryland law and Mr. Scheflen will rely on the opinion of Simpson Thacher & Bartlett as to matters of New York law. Mr. Scheflen owns beneficially in excess of 100,000 shares of Common Stock, including options exercisable within sixty days under the Company's 1991 Long Term Incentive Plan. Simpson Thacher & Bartlett regularly performs legal services for the Company and its subsidiaries.

                                    EXPERTS

     The consolidated financial statements of MBNA Corporation incorporated by reference in MBNA Corporation's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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
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     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE AGENTS OR BY ANY OTHER PERSON. THIS PROSPECTUS SUPPLEMENT, EACH PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.

                        -------------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
The Company...........................   S-2
Description of Notes..................   S-3
Certain United States Federal Income
  Tax Consequences....................  S-20
Important Currency Information........  S-28
Foreign Currency Risks................  S-28
Supplemental Plan of Distribution.....  S-29
PROSPECTUS
Available Information.................     2
Incorporation of Certain Information
  by Reference........................     2
The Company...........................     3
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividend
  Requirements........................     3
Regulatory Matters....................     3
Description of Debt Securities........     7
Description of Preferred Stock........    14
Description of Common Stock...........    18
Description of Warrants...............    19
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................    19
Plan of Distribution..................    19
Validity of Securities................    20
Experts...............................    20

                                 $2,250,000,000

                                  [MBNA LOGO]

                     Senior Medium-Term Notes, Series D and
                    Subordinated Medium-Term Notes, Series D

                         ------------------------------

                             PROSPECTUS SUPPLEMENT
                                 April 9, 1998
                         ------------------------------
                                LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                             CHASE SECURITIES INC.
                           CREDIT SUISSE FIRST BOSTON
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                               J.P. MORGAN & CO.
                              SALOMON SMITH BARNEY

                                     [LOGO]


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